1 CENTURY ALUMINUM COMPANY INCENTIVE COMPENSATION RECOUPMENT POLICY A. INTRODUCTION This policy has been adopted by the Board of Directors (the “Board”) of Century Aluminum Company (the “Company”) to provide for the recovery of (i) any erroneously awarded incentive-based compensation from executive officers of the Company in the event of an accounting restatement as required by Rule 10D-1 (“Rule 10D-1”) promulgated under Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 5608 of the Nasdaq Stock Market listing rules (the “Nasdaq Recovery Rules”) and (ii) incentive and other forms of compensation from any employee who has engaged in fraud or intentional misconduct as further described herein. All capitalized terms used and not otherwise defined have the meanings set forth in Section H below. B. Applicability and Effective Date This Policy initially became effective on January 1, 2008 (“Initial Effective Date”), and has been amended and restated effective as of December 1, 2023 (“A/R Effective Date”) to comply with Rule 10D-1 and the Nasdaq Recovery Rules. This Policy is applicable to certain compensation received by Executive Officers and employees as further described herein, provided that Section D this policy as amended and restated as of the A/R Effective Date shall first apply to Incentive-Based Compensation received by Executive Officers on or after October 2, 2023. C. ADMINISTRATION AND INTERPRETATION This policy shall be administered by the Compensation Committee (the “Committee”) of the Board, or in the absence of such a committee, a majority of independent directors serving on the Board. Unless otherwise provided herein, the Committee has full and final authority to make all determinations necessary, appropriate, or advisable for the administration of this policy and for the Company’s compliance with Rule 10D-1, Nasdaq Recovery Rules, and any other applicable law, regulation, rule or interpretation of the Securities and Exchange Commission (“SEC”) or Nasdaq issued in connection therewith, and in compliance with (or pursuant to an exemption from the application of) Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The Committee may consult with, retain, and terminate, at the Company’s expense, legal counsel, compensation consultants, or other advisors to advise the Committee with respect to the determination and recovery of Erroneously Awarded Compensation or any other matters relevant to the administration of this policy. All interpretations, determinations and decisions made by the Committee pursuant to this policy shall be final, conclusive and binding on all persons, including the Company, its affiliates, its stockholders and employees. This policy will be deemed to be automatically updated to incorporate any applicable requirements of law or the rules of the SEC or Nasdaq. D. RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION FROM EXECUTIVE OFFICERS 1. In the event of an Accounting Restatement, the Company will reasonably promptly recover any Erroneously Awarded Compensation Received in accordance with Nasdaq Recovery Rules and Rule 10D-1.

2 (i) After an Accounting Restatement, the Committee shall determine the amount of any Erroneously Awarded Compensation Received by each Executive Officer and shall reasonably promptly provide written notice to each affected Executive Officer setting forth the amount of any Erroneously Awarded Compensation. (ii) The Committee shall have discretion to determine the appropriate means and manner of recovering any Erroneously Awarded Compensation, including without limitation through reimbursement, offsets, holdbacks, award cancellation or otherwise, based on the particular facts and circumstances, and shall have the discretion to determine a repayment schedule for each amount of Erroneously Awarded Compensation in a manner that complies with the “reasonably promptly” requirement of the Nasdaq Recovery Rules. (iii) To the extent that an Executive Officer has already reimbursed the Company for any Erroneously Awarded Compensation under any other applicable law or regulation or pursuant to a recovery obligation contained in Section E this policy or contained in any other Company policy, employment agreement, compensatory plan or other agreement, such reimbursed amount may be credited against the amount of Erroneously Awarded Compensation that is subject to recovery under this policy. (iv) If an Executive Officer fails to return, repay or reimburse all Erroneously Awarded Compensation to the Company when due, the Company shall take all actions reasonable and appropriate to recover such Erroneously Awarded Compensation from the applicable Executive Officer and may require such Executive Officer to reimburse the Company for any and all expenses reasonably incurred (including reasonable legal fees) by the Company in recovering such Erroneously Awarded Compensation. 2. Notwithstanding anything herein to the contrary, the Company shall not be required to take the actions contemplated by Section D.1 above if the Committee determines that recovery would be impracticable and either of the following two conditions is met: (i) The Committee has determined that the direct expenses paid to a third party to assist in enforcing the policy would exceed the amount to be recovered; provided, that before making this determination, the Company must have made a reasonable attempt to recover the Erroneously Awarded Compensation, documented such attempt(s) and provided such documentation to Nasdaq; or (ii) Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Code and regulations thereunder. 3. The Company shall not insure or indemnify any Executive Officer against the loss of Erroneously Awarded Compensation or enter into any agreement that exempts any Incentive-Based Compensation that is paid or awarded to an Executive Officer from the application of this policy or that waives the Company’s right to recovery of any Erroneously Awarded Compensation. 4. To the extent any term or provision of this Section D is determined to be in direct conflict with a compensation recovery provision of any employment agreement, equity award, compensatory plan or any other agreement or arrangement with an Executive Officer, the terms of this policy shall control.

3 E. COMPENSATION RECOVERY FROM EMPLOYEES INVOLVED IN MISCONDUCT; OTHER REMEDIES If the Board or the Committee has determined that any fraud or intentional misconduct by an employee of the Company was a significant contributing factor to the Company having to effect an Accounting Restatement, the Board or the Committee shall take, in its discretion, such action as it deems necessary or appropriate to remedy the misconduct and prevent its recurrence. Without limiting the foregoing, the Board will, to the extent permitted by applicable law, in all appropriate cases, require reimbursement of any bonus or incentive compensation paid to that employee of the Company, cause the cancellation of restricted or deferred stock awards and outstanding stock options granted to that employee, and seek reimbursement of any gains realized by that employee on the exercise of stock options attributable to such awards if and to the extent that: (a) the amount of bonus or incentive compensation received by the employee was calculated based upon the achievement of certain financial results that were subsequently reduced due to an Accounting Restatement, (b) the Board or the Committee determines that the employee engaged in any fraud or intentional misconduct that was a significant contributing factor in the need for the Accounting Restatement, and (c) the amount of the bonus or incentive compensation that would have been awarded to that employee had the financial results been properly reported would have been lower than the amount actually awarded to him or her. In addition, the Board may dismiss that employee, authorize legal action against him or her for breach of fiduciary duty or other violation of law, take such other action to enforce that employee’s obligations to the Company as may fit the facts surrounding the particular case. The Board may, in determining the appropriate action, take into account penalties, fines or other sanctions imposed by third parties, such as law enforcement agencies, regulators or other authorities. The Board’s power to determine the appropriate sanction in any such case is in addition to, and not in replacement of, sanctions imposed by such entities. F. DISCLOSURES The Company shall make such disclosures and filings with respect to this policy as required by applicable federal securities laws and SEC rules. G. AMENDMENT The Board or the Committee may amend, supplement, restate or rescind this policy from time to time as it deems necessary to comply with applicable law or Nasdaq Recovery Rules or any other listing rules of Nasdaq, and may otherwise amend, supplement, or restate this policy from time to time in its discretion as it deems advisable, provided that no such action would cause the Company to violate any federal securities laws or Nasdaq Recovery Rules. H. DEFINITIONS For purposes of this policy, the following capitalized terms shall have the meanings set forth below. 1. “Accounting Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

4 2. “Applicable Period” means the three completed fiscal years of the Company immediately preceding the date the Company is required to prepare an Accounting Restatement, and if the Company changes its fiscal year, any transition period of less than nine months within or immediately following those three completed fiscal years. For purposes of determining the date the Company is required to prepare an Accounting Restatement, such date is the earlier to occur of (i) the date the Board, a committee of the Board or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement. 3. “Clawback Eligible Incentive Compensation” means all Incentive-Based Compensation that was Received by an Executive Officer: • on or after October 2, 2023 (the effective date of the Nasdaq Recovery Rules); • after beginning their service as an Executive Officer; • who served as an Executive Officer at any time during the applicable performance period relating to any Incentive-Based Compensation (whether or not such Executive Officer is serving at the time the Erroneously Awarded Compensation is required to be repaid to the Company); • while the Company has a class of securities listed on Nasdaq or other national securities exchange or a national securities association, and • during the Applicable Period. 4. “Erroneously Awarded Compensation” means, with respect to each Executive Officer in connection with an Accounting Restatement, the amount of Clawback Eligible Incentive Compensation that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received had it been determined based on the restated amounts, computed without regard to any taxes paid. For any Incentive-Based Compensation that is based on (or derived from) the Company’s stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement: • The amount to be repaid or returned shall be determined based on a reasonable estimate of the effect of the Accounting Restatement on the Company’s stock price or total shareholder return upon which the Incentive-Based Compensation was Received; and • The Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation as required to Nasdaq. 5. “Executive Officer” means an individual who is or was an “officer” of the Company, as such term is defined in Rule 16a-1(f) under Section 16 of the Exchange Act, and includes, at a minimum, executive officers identified pursuant to Item 401(b) of Regulation S-K under the Exchange Act. 6. “Financial Reporting Measures” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and all other measures that are derived wholly or in part from such measures. For purposes of this policy, stock price and total shareholder return are considered

5 Financial Reporting Measures. A measure need not be presented in the Company’s financial statements or included in a filing with the SEC to qualify as a Financial Reporting Measure. 7. “Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure. 8. “Received.” Incentive-Based Compensation or Erroneously Awarded Compensation is deemed “Received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the applicable underlying Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation to the Executive Officer occurs after the end of that period.